UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant

Check the appropriate box:

☐ Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CONNECTONE BANCORP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required

☐ Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

To ____:

I want to take this opportunity to update you on our merger news… As you may recall, we announced back in January that ConnectOne Bank and Union Center National Bank entered into a merger agreement. I am writing to inform you that we now expect to officially combine the banks on July 1, 2014, pending regulatory and shareholder approval. I am also pleased to report that both organizations are working diligently to ensure that this is seamless process for you, our valued client.

We are very excited about this pending merger with UCNB. Together, we will become a powerful $3+ billion asset-sized financial institution with enhanced scale and liquidity, and be even better positioned to support you as you grow.

We founded this organization nine years ago with the mission to be “a better place to be”, and we’ve infused that mantra into our entire integration process to keep your needs at the top of mind. We’ll have some new services available to you over the next few weeks, including:

•	Wealth Management Services
•	Access to 16 more business centers in Bergen, Mercer, Morris, and Union counties
•	Access to more ATMs
•	Increased lending capabilities.

The combined institution will retain the ConnectOne name, branding and outstanding reputation we have worked hard to build. I will remain Chairman and Chief Executive Officer and you’ll still be able to connect with our talented team. Our Englewood Cliffs office will continue to be our headquarters and executive office. All of your accounts, cards, checks and online access codes will remain the same.

We are excited about the coming together of two amazing teams and even more excited about growing the company in a bigger, bolder way. Together, we’ll define the standard for community banking.

We will continue to keep you updated on new developments. I encourage you to connect with me anytime by phone 201-816-8900 or email fsorrentino@cnob.com with any questions you may have.

Customer Q&A

Q. Why did ConnectOne Bank and Union Center National Bank decide to merge?

A. The merger brings together two highly regarded, top performing banks committed to creating value for their customers, shareholders and employees. The combined bank’s increased lending capacity, expanded footprint throughout NJ and technology investments position it well to continue growing as the bank of choice for middle market commercial businesses.

Q. How will the merger impact me and my business?

A. The combined bank’s increased lending capacity and an expanded footprint throughout NJ will be even better positioned to give our customers access to the financial resources and state of the art technology they need to be successful.

Q. Will I have access to all of Union Center’s branches and when? Where are they?

Upon closing, customers will be able to bank at any of the combined bank’s 24 branch locations across Union, Bergen, Mercer, Morris and Essex counties. We will continue to communicate updated timelines with you as the transaction approaches the close

Q. Who should I contact with any questions?

A. Any questions should be directed at your ConnectOne Branch manager. As always, Frank and the rest of the management team are available for any questions you may have.

Q. Should I expect any changes to the personalized customer service and banking experience I currently enjoy?

A. Absolutely not. ConnectOne Bank’s mantra has always been and will remain “a better place to be.” We are thrilled to be partnering with a bank that values relationship banking and delivering the world-class customer service that has become a hallmark of ConnectOne Bank.